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                                                                EXHIBIT 10.6

NASSDA

September 15, 2000

Shu-Hua Tammy Liu
[Address]

Dear Tammy:

     Nassda is very pleased to offer you a key contributor position to help grow our business and bring forth our company's success. In accepting this offer, you will assume the responsibilities as Nassda's Chief Financial Officer, reporting directly to myself. With a close working relationship and support from the entire Nassda's staff, we believe that you will be able to exert your best effort to make Nassda's financial planning and financial operation/control as well as financial analysis the first rated in EDA industry.


     More specifically, working as a team member along with John, An-Chang and myself, you will be responsible for all financial related matters in Nassda, including but not limited to budgeting, booking and revenue recognition, product shipment, payment collection, payroll, accounting and financial reports, auditing management, financial community relationship, legal document review, international office installation and occasional financial analysis. You are also expected to build and manage an efficient finance department, which will serve the increasing needs as Nassda grows.

     Your compensation package will be comprised of a base annual salary of $120,000. Our benefit package is relatively complete. Nassda provides a comprehensive medical and dental coverage plan, life insurance and a 401K plan.

     As a key contributor, Nassda will offer you a stock option package of 165,000 shares of Nassda's common stock to be vested over a four-year period. The first 25% of this option package will be vested upon your completion of first year of service at Nassda. After the first year, the option shares will be vested on a monthly basis. These option shares are subject to certain Security Exchange Commission's restrictions and rules and the approval of Nassda's Board of Directors. These option shares are purchasable upfront but any unvested shares are subject to repurchasing by Nassda at cost if your employment with Nassda is discontinued. In case of a change of control in Nassda due to a merger or acquisition resulting in a loss of your CFO responsibilities, one of the following dispositions of option vesting acceleration will be activated. If such a change of control occurs before you fulfill your first two years service at Nassda, then one year vesting acceleration will be automatically granted to you. If you have served more than two years at Nassda at the time of such a change of control, a full vesting acceleration of the four year option shares will be granted.

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     Tammy, we firmly believe that you will be a solid member of Nassda's core team and your contribution to Nassda's business success will be quite significant.

     We warmly welcome you to join this family of very talented and productive team of business professionals striving to create an excellent company with a high degree of success in future years.

Sincerely,


/s/ Sang Wang
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Sang Wang
Chief Executive Officer
Nassda Corporation

1, Shu-Hua Tammy Liu, accept this offer with the terms stated above on 9/18/2000 and commit to start working at Nassda on 9/18/00.




        /s/ Shu-Hua Tammy Liu
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Shu-Hua Tammy Liu

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